UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2006

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive

Chicago, Illinois 60601

(Address of principal executive offices, including zip code)

(312) 565-5700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 13, 2006 the Federal Home Loan Bank of Chicago (the "Bank") issued $1,000,000,000 aggregate principal amount of 5.625% Subordinated Notes due June 13, 2016 (the "Notes"), under a fiscal agency agreement between the Bank and J.P. Morgan Trust Company, National Association, which will serve as fiscal agent, paying agent, transfer agent and registrar (the "Fiscal Agent").

The Notes were issued at a price of 100% of the principal amount. The Notes will accrue interest from and including June 13, 2006 at a rate of 5.625% per annum. Interest will be paid semi-annually in arrears on each June 13th and December 13th (each an "Interest Payment Date"), commencing December 13, 2006. The Notes may not be redeemed, in whole or in part, prior to maturity, and the Notes do not contain any provisions permitting holders of the Notes to accelerate the maturity thereof on the occurrence of any default or other event. The Notes are not obligations of the United States and are not guaranteed by the United States. The Notes are not obligations of, and are not guaranteed by, the FHLBs other than the Bank.

The Notes will be unsecured subordinated obligations of the Bank issued under Section 11(a) of the Federal Home Loan Bank Act of 1932, as amended. The Notes will rank junior in priority of payment to the Bank's "Senior Liabilities" as defined below.   Pursuant to an order of the Federal Housing Finance Board (the "Finance Board"), the Bank will not make any payment to, or redeem shares from, any holder of capital stock, including mandatorily redeemable capital stock, which the Bank is obligated to make or effect  on or after any applicable interest payment date or the maturity date of the Notes (all such payments to, and redemptions of shares from, holders of the Bank's capital stock being referred to as "Junior Equity Claims") unless the Bank has paid in full all interest and principal due in respect of the Notes on a particular date. For purposes of the Notes, "Senior Liabilities" means all existing and future liabilities of the Bank other than (i) any obligation to make a payment in respect of Junior Equity Claims, (ii) any obligation to make a payment to, or to redeem shares from, any holder of the Bank's capital stock, that is barred or deferred for any reason, including noncompliance with any minimum regulatory capital requirement then applicable to the Bank, or (iii) an liability that by its terms expressly ranks equal with or junior to the Notes. Senior Liabilities include, but are not limited to, deposits with the Bank and consolidated obligations ("COs") issued by the twelve Federal Home Loan Banks ("FHLBs"). The Finance Board has issued an order providing that, in the event of a liquidation or reorganization of the Bank, the Finance Board shall cause the Bank, its receiver, conservator or other successor, as applicable, to pay or make provision for the payment of all of the Bank's liabilities, including those evidenced by the Notes, before making any payment to, or redeeming any shares of capital stock issued by the Bank, including shares as to which a claim for mandatory redemption has arisen.

The Bank will defer the payment of interest on the Notes if, as of the fifth business day prior to an Interest Payment Date, it does not satisfy any Minimum Regulatory Leverage Ratio (as defined below) then applicable to the Bank. The Bank may not defer interest on the Notes for more than five consecutive years and in no event beyond their maturity date. If the Bank defers the payment of interest on the Notes, interest will continue to accrue and will compound at a rate of 5.625% per annum. Deferred interest and interest on deferred interest in respect of the Notes will become due and payable on the first day upon which the Bank satisfies all Minimum Regulatory Leverage Ratios (as defined below) to which it is then subject, and the Bank will make payment in respect thereof to the persons in whose names the Notes are registered at the close of business on the date 15 days preceding that day. During periods when the Bank defers the payment of interest on the Notes, it may not declare or pay dividends on, or redeem, repurchase or acquire, the Bank's capital stock (including mandatorily redeemable capital stock).

For purposes of the deferral of interest provision, a Minimum Regulatory Leverage Ratio is any of the following requirements, which at a particular point in time may be applicable to the Bank:

(i) Requirement effective as of June 13, 2006: The ratio of paid-in capital stock, (including mandatorily redeemable capital stock, "regulatory capital stock") plus retained earnings, plus the principal amount of the outstanding Notes in the Designated Amount (as defined below) to total assets must be at least 4.5%, as provided under the Written Agreement originally entered into between the Bank and the Finance Board on June 30, 2004 ("Written Agreement"), as amended by Amendment No. 3 to the Written Agreement entered into on June 6, 2006, which becomes effective on June 13, 2006, the date on which the Bank first receives any proceeds of the Notes (the "Written Agreement Leverage Requirement") (which replaced the prior requirement under the Written Agreement to maintain a ratio of regulatory capital stock plus retained earnings to total assets of at least 4.5%), as it may be amended from time to time.

With respect to the calculation of the Designated Amount of Notes, the Bank will be permitted to include the percentage of the outstanding principal amount of the Notes specified below for the each period commencing on the issuance date for the Notes (the "Designated Amount"):

Time Period	Percentage Included
Issuance through Year 5	100%
Year 6	80%
Year 7	60%
Year 8	40%
Year 9	20%
Year 10	0%

(ii) Regulatory Leverage Limit: The Bank's total assets may not exceed 25 times its total regulatory capital stock, retained earnings and reserves, provided that non-mortgage assets (after deducting the amounts of deposits and capital) do not exceed 11% of such total assets (as provided in the applicable regulatory leverage ratio under 12 C.F.R. Section 966.3(a)(2), as modified by the Finance Board on April 18, 2006 with respect to the Bank).

If the Bank was unable to meet the foregoing requirement based on its asset composition, it would still be able remain in compliance with the leverage requirements under 12 C.F.R. Section 966.3(a) so long as the Bank's total assets did not exceed 21 times its total regulatory capital stock plus retained earnings plus reserves (as provided in 12 C.F.R. Section 966.3(a)(1) as modified by the Finance Board on April 18, 2006 with respect to the Bank). The two alternative regulatory leverage limits discussed in the two preceding sentences, as may be individually applicable to the Bank from time to time, are referred to as the "Regulatory Leverage Limit". For purposes of both 12 C.F.R. Sections 966.3(a)(1) and (a)(2), the Finance Board has issued approvals and waivers to allow the Bank to include the Notes in the Designated Amount to calculate compliance with the applicable Regulatory Leverage Limit.

At such time as the Written Agreement may be terminated, or may otherwise be amended to remove or modify the provisions imposing either or both the Written Agreement Leverage Requirement or the Written Agreement Capital Stock and Notes Requirement (as defined below), or either or both such requirements are otherwise superseded, the Regulatory Leverage Limit may become the binding capital constraint applicable to the Bank until it converts and becomes subject to the leverage, total capital to assets and risk-based capital requirements established pursuant to the Gramm-Leach-Bliley Act (the "GLB Act") described in (iii) below.

(iii) GLB Act Requirements: The leverage requirements established pursuant to the GLB Act under 12 C.F.R. Sections 932.2(a)(1) and (a)(2) and 12 C.F.R. Section 932.2(b), which are based on total capital and permanent capital. Also to the extent applicable to us at a particular time, the risk-based capital requirement established pursuant to the GLB Act under 12 C.F.R. Sections 932.3(a) and (b).

The Bank is required to implement a new capital plan under the GLB Act. The Finance Board originally approved the Bank's capital plan on June 12, 2002. The Bank has not implemented and has been re-assessing the capital plan. The Bank has been evaluating potential amendments to the capital plan, which would require approval by the Finance Board.

The Finance Board's rule implementing the GLB Act defines total capital for regulatory capital purposes as the sum of the Bank's permanent capital, plus amounts paid in by the Bank's members for Class A stock, plus the amount of any general allowance for losses and the amount of other instruments identified in the Bank's capital plan that the Finance Board has determined to be available to absorb losses incurred by the Bank. The Finance Board's rule defines permanent capital as the amount paid-in for Class B stock, plus the amount of the Bank's retained earnings, as determined in accordance with U.S. generally accepted accounting principles.

Under the Finance Board rule, a FHLB that has implemented its capital plan, as a general matter, is subject, under 12 C.F.R. Section 932.2(a)(2), to a 5% minimum leverage ratio based on total capital, which includes a 1.5 weighting factor applicable to permanent capital to total assets and is subject, under 12 C.F.R. Section 932.2(a)(1) to, a 4% minimum total capital to total assets ratio that does not include the 1.5 weighting factor applicable to permanent capital (which, under 12 C.F.R. Section 932.2(b), may be increased by the Finance Board with respect to an individual FHLB).

Under the Finance Board's rule, a FHLB that has implemented its capital plan, as a general matter, is also subject, under 12 C.F.R. Section 932.3(a), to a risk-based capital requirement, which requires the FHLB to maintain permanent capital in an amount at least equal to the sum of the FHLB's credit risk capital requirement, market risk capital requirement and operations risk capital requirement and which, under 12 C.F.R. Section 932.3(b), may be increased by the Finance Board with respect to an individual FHLB.

Under the GLB Act and the Finance Board rule, there is no specified date by which the Bank must have implemented its capital plan. The Finance Board may approve a capital plan that includes a transition provision that would allow a period of time, not to exceed three years, during which a FHLB must increase its total capital and permanent capital to levels that are sufficient to permit the FHLB to comply with its minimum leverage capital requirement and its minimum risk-based capital requirement. If a FHLB will not be in compliance with the minimum leverage requirement and the risk-based capital requirement as of the effective date of its capital plan, under the Finance Board rule it must maintain compliance with the Regulatory Leverage Limit and include in its capital plan a description of the steps it will take to achieve compliance with the total capital to assets requirement, the minimum leverage ratio and the risk-based capital requirements. When the FHLB has achieved compliance with the leverage requirement, the Regulatory Leverage Limit will cease to apply to the FHLB.

The Notes would not qualify as permanent capital under the Finance Board rule. The Finance Board's approval of the Bank's issuance of the Notes does not address any potential inclusion of the Notes in the Bank's calculation of total capital under a future amended version of the Bank's capital plan. There is no assurance that if the Bank were to seek Finance Board approval to include some or all of the Notes in the calculation of total capital under a proposed amended capital plan that the Finance Board would approve such treatment. The ultimate timing of the implementation of a capital plan will depend, in part, on the demand for voluntary capital stock redemptions. The Bank does not expect that the conversion will take place in 2006.

(iv) Other Requirements: Any other requirement that may be imposed on the Bank by law, regulation, Finance Board order or agreement or otherwise that requires the Bank to maintain a minimum ratio of specified items such as regulatory capital stock, retained earnings and the Notes to total assets that constitutes a minimum capital requirement under 12 U.S.C. Section 1426(f).

For purposes of the deferral of interest provision of the Notes, a Minimum Regulatory Leverage Ratio does not include the following requirement:

The minimum amount of regulatory capital stock and outstanding principal amount of the Notes in the Designated Amount requirement of at least $3.5 billion that is included in Amendment No. 3 to the Written Agreement entered into on June 6, 2006 which becomes effective on June 13, 2006 (the "Written Agreement Capital Stock and Notes Requirement") (which replaces the prior requirement under the Written Agreement of outstanding regulatory capital stock of at least $3.774 billion), as it may be amended from time to time.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago
By: /s/ Peter E. Gutzmer
Name: Peter E. Gutzmer
Date: June 13, 2006	Title: Executive Vice President, General Counsel and Corporate Secretary